Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Dated July 9, 2015
(To Preliminary Prospectus dated July 9, 2015)
Registration Statement No. 333-194106

On July 9, 2015, LOYAL3 Securities, Inc. made available on its website, ipo.loyal3.com/etrereit, a video announcing ETRE REIT, LLC's initial public offering. A transcript of the video is set forth below.

ETRE REIT is a new type of Real Estate Investment Trust.

ETRE REIT offers property owners the ability to take part, or all, of a single real estate asset public.

ETRE REIT plans to offer separate share classes, each representing a completely separate REIT that owns interest in typically only one property.

For example, ETRE REIT's first public offering is share class Series A-1 common shares, which represents an indirect ownership interest in the 36-story State Street Financial Center located in the heart of Boston's financial district.

Please read the prospectus associated with this particular offering for important information about ETRE REIT and the specific property investment associated with this share class.

ipo.loyal3.com/etrereit

ETRE REIT, LLC (the Company) has filed a registration statement (including a prospectus) with the SEC for its initial public offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its initial public offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus and, when available, the prospectus, and you may request a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or by emailing support@loyal3.com.

LOYAL3 Securities, Inc. is a U.S. registered broker dealer and is acting as a co-manager in this offering. U.S. residents only.